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                                                                       EXHIBIT 5

April 3, 2000

Wallace Computer Services, Inc.
2275 Cabot Drive,
Lisle, Illinois 60532-3630

RE: Registration Statement on Form S-8 for Wallace Computer Services, Inc. Profit Sharing and Retirement Plan.

Ladies and Gentlemen:

     I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about April 13, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 1,750,000 additional shares of Wallace Computer Services, Inc.'s Common Stock, $1,00 par value, authorized for issuance under the Wallace Computer Services, Inc. Profit Sharing and Retirement Plan (the "Profit Sharing Plan"). The shares of Wallace Common Stock to be registered under the Registration Statement are hereinafter referred to collectively as the "Shares". As counsel in connection with this transaction, I have examined the actions taken, and I am familiar with the actions proposed to be taken, in connection with the issuance and sale of the Shares pursuant to the Profit Sharing Plan.

     It is my opinion that, when issued and sold in the manner described in the Profit Sharing Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

     I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement.

                                       Very truly yours,

                                       /s/ Steven L. Carson
                                       Steven L. Carson
                                       General Counsel